Exhibit 5.1
April 13, 2006
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311
Dear Sirs:
     We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 for the registration for resale of 19,858,156 shares (the “Shares”) of the common stock, par value $0.0017 per share, of MRV Communications, Inc., a Delaware corporation (the “Company”), which the Company issued and sold in a private placement pursuant to that certain Securities Purchase Agreement dated March 15, 2006 (the “Purchase Agreement”) between the Company and the investors set forth on the on the Schedule of Investors attached as Exhibit A thereto.
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
     Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
KIRKPATRICK & LOCKHART
NICHOLSON GRAHAM LLP